Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

RENEWABLE ENERGY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$3,162,790,266 (1)	0.0000927	$293,190.66	(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$3,162,790,266
Total Fees Due for Filing			$293,190.66
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$293,190.66

(1)

Aggregate number of securities to which transaction applies: As of March 15, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 51,427,484, which consists of (a) 50,390,403 shares of common stock entitled to receive the per share merger consideration of $61.50; (b) 254,775 shares of common stock underlying company stock stock appreciation rights entitled to receive the per share merger consideration of $61.50 minus any applicable exercise price; (c) 357,396 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $61.50; and (d) 424,910 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting based on maximum-level performance and which may be entitled to receive the per share merger consideration of $61.50.

(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.0000927.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—